Exhibit 10.32

February 23, 2012

S.K. Maudgal

PERSONAL & CONFIDENTIAL – Assignment Letter

Dear Shashi:

Congratulations on your International Assignment. This letter details the terms and conditions applicable to your assignment in Seoul, South Korea. Your targeted start date is subject to your receipt of a valid work permit and our receipt from you of a signed copy of this letter. You will be considered a “seconded” employee to Novelis Korea Ltd.

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your international assignment.

This assignment letter details the benefits that will be provided to you during your Long Term International Assignment. Please refer to the Long Term International Assignment Policy document for complete details and descriptions.

Position:	SVP& President, Novelis Asia
Position Band:	Band B
Assignment Effective Date:	April 1, 2012
Expected Length of Assignment:	3 years
You will report to:	Phil Martens, President & CEO, Novelis Inc.
Home Country:	India
Host Country:	South Korea

Base Salary: For the duration of this assignment, salary administration will be based on your Host Country policies and practices as well as your performance. Your base salary will be 340,000,000 KRW. Your next salary review will be July 2013. For the duration of this assignment, you will be placed on the Korean payroll.

Bonus Plan: While on assignment your target annual bonus opportunity will be 57% of your annual cash base salary earnings during the year. Bonuses are awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each performance year. Your potential receipt of an annual bonus is subject to the discretion of the Company and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by the Company at the time that such awards are made. Any annual bonus paid to you will be subject to hypothetical tax withholding.

Long Term Compensation: You are eligible to participate in our long-term compensation plan. The types of awards granted under this plan may change from time to time but they currently include stock appreciation rights (SARs) and restricted stock units (RSUs). Under this plan your annual target is currently (USD $350,000). Your potential receipt of a long-term compensation award is subject to the discretion of the Company and the amount of any award to you would depend on a number of factors in additional to your individual performance, including your employment by the Company when such awards are made.

Maudgal Long Term International Assignment letter

Assignment Benefits:

Novelis utilizes a relocation services provider, Lexicon Relocation, to assist employees on international assignments. All relocation benefits are administered via Lexicon. Tracy Gorman is the Novelis Global Mobility Manager who will work with Lexicon on the coordination of your assignment benefits. Please contact her with any assignment-related questions. Her contact information may be found on the last page of this letter.

Relocation Allowance: A relocation allowance equivalent to one month’s salary, grossed up for taxes, will be paid to you. This allowance is meant to cover any incidental costs incurred in connection with your relocation that are not specifically addressed in the policy.

Work Permits/Visas: Lexicon will coordinate with the Immigration Services Provider to assist in obtaining the proper visas/work permits for you and your family. To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed per the instructions provided to you.

House Search Trip: You will be reimbursed for an accommodations search trip to your host country for five (5) business days and up to seven (7) days, including weekends, to review housing and schooling options. Destination and settling in services will be provided by Lexicon.

Transportation to the Host Country: You will be reimbursed actual reasonable travel expenses for relocation to the assignment location at the start of the assignment. Class of air travel will be in accordance with your host country business travel guidelines

Medical Examinations: We strongly suggest that you have a medical examination prior to your departure. This is intended for your own safety to enable you to clarify any medical concerns prior to the start of the assignment.

Medical Coverage: You will be covered by the international medical benefit plan, Aetna Global Benefits (including coverage for your mother). Details will be forwarded to you under separate cover.

Cultural Orientation and Language Training: You will be offered a cultural orientation session provided by Lexicon’s designated service provider. You and your spouse/partner will be provided with language services, coordinated by Lexicon Relocation.

Shipment of Personal Effects and Storage: Lexicon will contract with a relocation company to move your household belongings to your host country location. You will be entitled to air ship 500lbs. You will also be entitled to surface ship your other household goods, limited to a 40-foot container.

Temporary Accommodation: The Company will reimburse you for reasonable temporary furnished accommodation for you and any relocating eligible family member(s) for up to 30 days in the Host location.

Pension Coverage: As an employee on loan from your Home Country, you will continue to participate in your Home Country savings and retirement plans, if legally possible. If this is not possible, your Host Country has the option, but not the obligation, to agree on alternative arrangements with you.

Novelis Inc.	Telephone	+1 404 760 4000	Website	www.novelis.com
3560 Lenox Road			Email	info@novelis.com
Atlanta, Georgia 30326

Maudgal Long Term International Assignment letter

Assignment Allowances

These allowances are paid only for the period of your international assignment and will not be considered for bonus long term compensation and/or benefit calculation purposes. Please note that any tax in relation to these allowances will be paid by the Company.

Host Housing: The host housing budget is designed to provide an amount necessary to obtain rental housing in the Host Country. The Company has established the housing budget in Host Country to be a maximum of KRW 6,500,000 per month. Annualized, this totals KRW 78,000,000. This is based on your family size and data from Novelis’ Data Services Provider. You will be able to choose the type of accommodations that you would like to meet your personal lifestyle needs. However, you are responsible for paying any amount incurred in excess of the established maximum.

Host Housing Utilities: The Company will also provide a utilities allowance determined by the designated Data Services Provider in order to assist with utilities such as gas, water, and electric. Personal utilities – home telephone, internet, or cable television—are not covered. Utilities are reimbursable up the established maximum, 355,000 KRW/month.

Host Country Transportation: You will be provided with transportation assistance in the Host Country according to the local car policy. (Hyundai Equus currently- including a driver)

Home Leave: To maintain ties to your Home Country while on assignment, the Company will provide for reimbursement of transportation expenses (class determined by the Company’s travel policy) for two home trips per year for you and any dependents residing with you in the Host Country. The Company will also provide you with a per diem to cover reasonable hotel and car rental services for up to two weeks per visit.

Tax Equalization

You will participate in the Company’s Tax Equalization Program during your international assignment. The Company has retained the services of Deloitte Tax LLP, a global tax provider, to prepare your Home Country and Host Country tax returns as required during the international assignment. Under tax equalization, you will be responsible for a hypothetical tax liability (e.g., federal, state and local taxes, as applicable), which will be calculated and deducted from each pay check.

The intent of the policy is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations. You should contact the tax representative noted on the last page of this letter to discuss these issues in further detail.

Repatriation

The Company will relocate you and your family back to your Home Country or to another international assignment at the end of this assignment, according to the terms of the International Long Term Assignment Policy. Prior to the successful conclusion of your assignment, you may be contacted to be considered for new opportunities with the Company which may determine the exact location of your repatriation. However, the Company does not guarantee employment at the end of your assignment.

Novelis Inc.	Telephone	+1 404 760 4000	Website	www.novelis.com
3560 Lenox Road			Email	info@novelis.com
Atlanta, Georgia 30326

Maudgal Long Term International Assignment letter

Years of Service – Impact on Benefits

Your total years of service with companies affiliated with the Company shall be recognized for purposes of calculating retirement benefits.

In some locations, national law may construe a voluntary termination or transfer to an affiliated company as a “termination”, or require that any severance payment to be made should be based on more years of service than those actually performed in the country of last employment. As an expatriate employee, you are not eligible to receive such payments. If however, you do receive them, you will be required to repay the Company upon receipt. If repayment is not made within sixty (60) days, the amounts will be offset against other benefits to which you may be entitled.

Code of Business Conduct and Ethics

You and your family should understand that you can be, and often are, highly visible representatives of The Company in the host location. As such, you will need to be familiar with and adhere to The Company’s Code of Conduct and applicable Home and Host Country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company’s image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with the Company’s Code of Business Conduct and Ethics at all times.

Data Protection Act

To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices. Examples could include providing the Host Country office with your bank account details, or an emergency contact number for a relative in your home country.

By signing this assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including those based in countries outside of the EU. Data will only be released to authorized individuals for administrative purposes only.

Governing Law

This letter, your global assignment and your employment relationship generally are subject to and governed by the laws of Home Country in accordance with the terms of the International Assignment Policy. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Host Country.

Confidentiality Requirement

This letter contains the total cash and benefits that you will receive and no local benefits other than those included in this letter are to be provided. By signing this letter, you agree to keep this Agreement confidential and not to disclose its content to anyone except your lawyer, immediate family, or your financial consultant, provided such persons agree in advance to keep the contents of this Agreement confidential and not to disclose it to others.

Novelis Inc.	Telephone	+1 404 760 4000	Website	www.novelis.com
3560 Lenox Road			Email	info@novelis.com
Atlanta, Georgia 30326

Maudgal Long Term International Assignment letter

Best wishes to you in your new assignment.

Sincerely,

Nick Brecker
Vice President Human Resources
Compensation, Benefits & HR Systems

Please indicate your agreement by signing below and returning this letter as soon as possible.

I have reviewed the general terms and conditions of my international assignment outlined above and by signing below, accept these conditions.

February 23rd, 2012
Signature	Date

If at any time you have questions related to your assignment benefits, you can contact:

Tracy Gorman

Manager, Global Mobility

Office: +1 678-823-4875

Mobile: +1 678-763-5081

Tracy.Gorman@novelis.com

Taxes: Deloitte Tax LLP – Timothy Reaney, Senior Manager Global Employer Services

+1 404 220 1492

treaney@deloitte.com

Novelis Inc.	Telephone	+1 404 760 4000	Website	www.novelis.com
3560 Lenox Road			Email	info@novelis.com
Atlanta, Georgia 30326